SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

January 7, 2020

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ZN	Nasdaq Capital Market

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On January 7, 2020, Zion Oil & Gas, Inc. (“Zion” or “Company”) received a written notice from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the Company’s continued non-compliance with the $1.00 bid price, as set forth in the Nasdaq listing Rules 5550(a)(2), the Staff had determined to delist the Company’s common stock and warrants from The Nasdaq Capital Market effective January 16, 2020, unless the Company requests a hearing before the Nasdaq Hearings Panel (the “Panel”) in a timely manner. The Company will request the necessary hearing before the Panel, which will stay any further action by the Staff at least pending the ultimate conclusion of the hearing process. During the pendency of the requested hearing before the Panel, the Company’s common stock and warrant securities will remain listed and trading on Nasdaq.

The Company is diligently working to evidence compliance with all applicable requirements for continued listing on The Nasdaq Capital Market and intends to submit a plan to that effect to the Panel as part of the hearing process. The Company will present its exploration plans with the sourcing of a drilling rig and other information on its prospects that should make any reverse-stock split unnecessary to achieve bid price compliance. However, there can be no assurance that the Panel will grant the Company’s request for continued listing on Nasdaq or that the Company will be able to regain compliance with the applicable listing criteria within the period of time that may be granted by the Panel. In the event that the Panel does not accept the Company’s plan for continued listing of the Company’s securities on Nasdaq, the Company’s common stock would be eligible for trading on the OTCQX or OTCQB, which is operated by OTC Markets, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: January 9, 2020	By:	/s/ John M. Brown
John M. Brown
Chief Executive Officer

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